Exhibit 10.1

June 30, 2021

Werner Enterprises, Inc.
Interstate 80 & Highway 50
P. O. Box 45308
Omaha, Nebraska 68145

Attention: Mr. John Steele, Executive Vice President,
Treasurer, and Chief Financial Officer

Dear Mr. Steele:

Pursuant to our recent discussions, BMO Harris Bank N.A. (the “Bank”), is pleased to offer a committed credit facility to Werner Enterprises, Inc. (the “Borrower”). The terms of the facility set forth in this letter agreement (as the same may be amended, modified, or restated from time to time in accordance with the terms hereof, the “Term Loan Facility Letter”) are:

1.    Amount and Type of Credit. Subject to the terms and conditions hereof, Bank agrees to make a term loan to Borrower in the principal amount of up to $100,000,000 (the “Term Loan Commitment”, and the term loan made pursuant thereto being referred to herein as the “Term Loan”). The Term Loan shall be made on or before July 2, 2021, at which time the commitment of Bank to make the Term Loan shall expire. There shall be only one advance made under the Term Loan Commitment, and any portion of the Term Loan Commitment not advanced on the date of such borrowing shall thereupon expire. No amount repaid or prepaid on the Term Loan may be borrowed again.

2.    Purpose. Proceeds of the Term Loan shall be used to finance the purchase price for Borrower’s acquisition of not less than 80% of the equity interests of ECM Associated, LLC, a Delaware limited liability company, and/or for general corporate purposes.

3.    Evidence of Indebtedness; Notations. Loans shall be evidenced by a single Promissory Note in the form of Exhibit A hereto to be signed by Borrower (the “Note”). The amount and date of the Term Loan and the amount and date of each payment of principal and interest thereon shall be recorded by Bank on its books and records or, at its option, recorded on a schedule to the Note, and the amount of principal and interest shown on such books and records or such schedule as owing on the Note from time to time shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon and the interest applicable thereto; provided that the failure of Bank to record any of the foregoing shall not limit or otherwise affect the obligation of Borrower to repay the principal amount owing on the Note together with accrued interest thereon.

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4.    Interest. The outstanding principal balance of the Term Loan shall bear interest (which Borrower hereby promises to pay) at a fixed rate per annum equal to 1.28%. Interest on the Term Loan shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing September 30, 2021); and interest after maturity shall be due and payable upon demand. Interest on the Term Loan shall be computed on the basis of a year of 360 days for the actual number of days elapsed. Notwithstanding anything to the contrary contained herein, if the Term Loan or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise), or at the election of Bank upon notice to Borrower during the existence of any other Event of Default, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the outstanding principal amount of the Term Loan at a rate per annum equal to 2.0% plus the otherwise applicable interest rate from time to time in effect.

5.    Amortization; Final Maturity. Borrower shall make principal payments on the Term Loan in installments on the last day of each March, June, September and December in each year (commencing September 30, 2021). The amount of each principal installment shall be equal to $1,250,000, with a final payment comprised of all principal and interest then outstanding on the Term Loan being due and payable on May 14, 2024 (herein, the “Term Loan Final Maturity Date”).

6.    Prepayments. Borrower may prepay the Term Loan in whole or in part at any time upon not less than ten (10) Business Days’ notice to Bank (or such shorter period then agreed to by Bank in writing) and shall be accompanied by accrued interest on the amount prepaid through the date fixed for prepayment plus any amount due Bank pursuant to Section 7 below. All prepayments shall be applied to the remaining amortization payments of the Term Loan in inverse order of maturity. For purposes of this Term Loan Facility Letter, “Business Day” means any day other than a Saturday or Sunday on which Bank is not authorized or required to close in Chicago, Illinois.

7.    Bank Make‑Whole Amount. If on or before December 31, 2022, Borrower pays any principal amount of the Term Loan before its originally scheduled due date (whether as the result of acceleration, voluntary prepayment, or otherwise), Borrower hereby promises to pay to Bank a funding indemnity equal to the applicable Bank Make‑Whole Amount. No Bank Make‑Whole Amount shall be due hereunder if any such prepayment occurs after December 31, 2022. For the avoidance of doubt, the automatic or declared acceleration of the Term Loan pursuant to Section 14 hereof constitutes an involuntary prepayment for which the Bank Make‑Whole Amount shall be due and payable. Therefore, the Bank Make‑Whole Amount shall be due and owing if following an acceleration of the Term Loan, (i) Borrower tenders payment (voluntarily or involuntarily), (ii) Bank obtains a recovery through an exercise of remedies or otherwise, or (iii) the Term Loan is satisfied as a result of a foreclosure sale, deed in lieu, or by any other means. For purposes hereof, “Bank Make‑Whole Amount” means, in connection with the

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prepayment of any portion of the Term Loan, whether by acceleration, voluntary prepayment, or otherwise, the amount, determined by Bank, equal to the present value of the difference, if any (but not below zero), between:

(i) the amount Bank would have earned from the date of such prepayment for a period equal to the remaining term of the Term Loan if Bank had invested the amount of the Term Loan being prepaid during such period at the LIBOR/Swap Curve Rate in effect on the date of the initial advance of the Term Loan for a period equal to the original commitment term of the Term Loan on the date it was made, minus

(ii) the amount Bank would earn from the date of such prepayment for a period equal to the remaining term of the Term Loan if Bank invests the amount of the Term Loan being prepaid during such period at the LIBOR/Swap Curve Rate in effect ten Business Days prior to the date of prepayment for a period equal to the remaining term of the Term Loan on the date of prepayment.

The present value and applicable LIBOR/Swap Curve Rates shall be calculated in accordance with Bank’s standard practices. “LIBOR/Swap Curve Rate” means, as of any date of measurement (i) for any period of one year or less, the London Interbank Offered Rate (LIBOR) as reported on Bloomberg Financial Market’s terminal screen entitled “Official ICE LIBOR Fixings” (or on any successor or substitute page of such service, or any successor to or substitute for such service) as of 11:00 a.m. (London, England time) on the date of the commencement of such period, (ii) for any period of more than one year, the mid‑market par interest rate swap rate for such period as most recently published by the Intercontinental Exchange (ICE) Benchmark Administration on the date of the commencement of such period. If there is no LIBOR/Swap Curve Rate for a period equal to applicable period, the LIBOR Swap Curve Rate shall be determined by Bank for the applicable period using a simple interpolation of LIBOR/Swap Curve Rates for available periods. The discount rate applied will be equal to the published one‑month (30 day) LIBOR Swap Curve Rate in effect ten Business Days prior to the date of the loan prepayment.

Notwithstanding anything to the contrary contained herein (including any references to interest rates), after the occurrence of a Transition Event (defined below), Bank may from time to time, with notice to Borrower, amend this Term Loan to replace the LIBOR/Swap Curve Rate with a new reference rate, and make any technical, administrative or operational changes and/or amendments (including without limitation any adjustments to interest rate spreads calculation methods and to the timing and frequency of determining rates and making of payments) to this Term Loan, in each case to reflect the adoption and implementation of a new reference rate used to replace the LIBOR/Swap Curve Rate for other similarly situated borrowers of Bank. Further notwithstanding any provision to the contrary contained herein, any and all such changes and amendments reflecting such adoption and implementation will be effective upon notice to Borrower, without any further notice to, or action or consent by, Borrower or any other person.

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“Transition Event” means the occurrence of any of the following events with respect to the LIBOR/Swap Curve Rate: (a) the LIBOR/Swap Curve Rate is no longer available or published, (b) the administrator of the LIBOR/Swap Curve Rate or a governmental authority having jurisdiction over Bank has made a public statement that the LIBOR/Swap Curve Rate shall no longer be made available, used or advisable for determining interest rates of loans; or (c) Bank has determined in its sole discretion that loans currently being executed, or that include language similar to that contained in this paragraph, are being executed or modified (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBOR/Swap Curve Rate.

Borrower also acknowledges and agrees that the Bank Make‑Whole Amount constitutes liquidated damages, and not a claim for unmatured interest or a penalty, and that the Bank Make‑Whole Amount represents a reasonable forecast of the damages caused by prepayment.

8.    Taxes and Increased Costs; Capital Adequacy Requirements; Lending Branch.

(a)    Taxes and Increased Costs. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank; (ii) subject Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Term Loan Facility Letter or the Term Loans made by Bank hereunder; and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining the Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, within 15 days after demand by Bank, Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered. If Bank makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

(b)    Capital Adequacy Requirements. If Bank determines that any Change in Law affecting Bank or its lending office or Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Term Loan Facility Letter, the commitment of Bank hereunder or the Term Loan made by Bank hereunder to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and

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the policies of Bank’s holding company with respect to capital adequacy), then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

(c)    Lending Branch. Bank may, at its option, elect to make, fund, or maintain the Term Loan hereunder at such of its branches or offices as Bank may from time to time elect.

(d)    Definitions. For purposes of this Term Loan Facility Letter, the following terms shall have the following meanings:

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Excluded Taxes” means any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Term Loan Facility Letter or the Note or other instrument or document delivered pursuant hereto or thereto, or sold or assigned an interest in the Term Loan or the Term Loan Facility Letter or the Note or other instrument or document delivered pursuant hereto or thereto).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

9.    Payments. All payments of principal, interest, fees, and all other obligations payable hereunder or under the Note shall be made to Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as Bank may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by Bank after 1:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set‑off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Bank). If any payment from Borrower under this Term Loan Facility Letter or the Note becomes due on a day which is not a Business Day, such payment shall be made on the next Business Day and any such extension shall be included in computing interest under this Facility Letter.

10.    Upfront Fees. In consideration of the Bank’s Term Loan Commitment, Borrower hereby agrees to pay Bank an upfront fee equal to $100,000, such fee being fully earned, non‑refundable, and due and payable on the date hereof.

11.    Representations, Warranties, and Covenants. Borrower hereby represents and warrants to Bank that each of the representations and warranties set forth in Section 11 of that certain Facility Letter dated as of May 14, 2019, between Borrower and Bank (as amended, modified or restated from time to time (the “Revolving Line Facility Letter”), which are hereby incorporated by reference for the benefit of Bank herein as though set forth herein in their entirety (as modified as set forth below), are and remain true and correct as of the date hereof and as of the date of the making of the Term Loan hereunder. So long as any credit is available to or in use by Borrower hereunder, except to the extent compliance in any

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case or cases is waived in writing by Bank, Borrower hereby agrees to observe, perform, comply with and be bound by each of its covenants, agreements, and obligations contained in Section 12 the Revolving Line Facility Letter, which are also hereby incorporated by reference for the benefit of Bank herein as though set forth herein in their entirety (as modified as set forth below). For purposes of this Agreement, Sections

11 and 12 of the Revolving Line Facility Letter, together with related definitions, exhibits and ancillary provisions, are hereby incorporated herein by reference, mutatis mutandis, and will be deemed to continue in effect for the benefit of Bank until the Term Loan (both for principal and interest) and all other fees and other obligations payable under this Term Loan Facility Letter are paid and satisfied in full, irrespective of whether or not the Revolving Line Facility Letter remains in effect or any credit extended thereunder remains outstanding, provided that: (a) each reference to this “Facility Letter” or the “Note” or the like contained therein shall be deemed to be a reference to this Term Loan Facility Letter and the Note issued hereunder, and any reference to the “Loans” being advanced thereunder shall be deemed a reference to the Term Loan being advanced pursuant to this Term Loan Facility Letter, (b) any reference to an “Event of Default” therein shall be deemed to be reference to an Event of Default under this Term Loan Facility Letter, and (c) so long as Bank is the holder of the Loans under the Revolving Line Facility Letter, any representation, warranty, covenant, agreement, or other obligation contained in Section 11 or Section 12 of the Revolving Line Facility Letter that is amended, modified, or waived in writing by Bank under the terms of the Revolving Line Facility Letter shall be deemed an amendment, modification or waiver, as applicable, of the provisions of Section 11 or Section 12 of the Revolving Line Facility Letter as incorporated by reference into this Term Loan Facility Letter.

12.    Conditions Precedent. As of the time of the making of the Term Loan hereunder: (a) each of the representations and warranties set forth in Section 11 hereof shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date; and (b) Borrower shall be in full compliance with all of the terms and conditions of this Term Loan Facility Letter, and no Event of Default or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit. Borrower’s request for the Term Loan shall constitute its warranty as to the facts specified in subsections (a) and (b) above.

13.    Default. Borrower without notice or demand of any kind, shall be in default under this Facility Letter upon the occurrence of any of the following events (each an “Event of Default”).

(a)    Any amount due and owing on the Note or any other obligation owed by Borrower hereunder, whether by its terms or as otherwise provided herein, is not paid when due, or any other indebtedness or obligation (whether direct, contingent or otherwise) of Borrower owing to Bank is not paid when due;

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(b)    Any written warranty, representation, certificate or statement herein or any other written agreement with Bank shall be false when made or deemed made;

(c)    Any failure to perform or default in the performance of any covenant, condition or agreement contained herein or any other written agreement with Bank;

(d)    Borrower makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of Borrower is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against Borrower, Borrower by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within 60 days after the date of such appointment;

(e)    Any proceeding involving Borrower is commenced under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against Borrower, (i) Borrower by any action or failure to act indicates its approval of, consent to or acquiescence therein, or (ii) an order shall be entered approving the petition in such proceedings;

(f)    The entry of any judgment, decree, levy, attachment, garnishment or other process, in excess of $5,000,000, or the filing of any lien against Borrower which is not covered by insurance and such judgment, decree, levy, attachment, garnishment, lien or other process shall not have been vacated, discharged or stayed pending appeal within thirty (30) days from the entry thereof;

(g)    If a default exists and Borrower is notified of a default (or, if no such declaration or notification exists, a default occurs which is of the type which allows such party to declare the outstanding amounts immediately due and payable without prior declaration of notice to Borrower) in the payment or performance by Borrower of any agreement(s) in excess of $5,000,000 in the aggregate between Borrower and any other parties other than Bank evidencing the borrowing of money or a guaranty, the effect of which default is to cause or permit the holder of such obligation(s) to cause such obligation(s) to become due prior to its stated maturity;

(h)    The acquisition by any person or entity (other than any member of the Clarence Werner family or any trust for the benefit of any member of such family), or two or more persons or entities acting in concert (other than any members of the Clarence Werner family or any trusts for the benefit of any member of such family), of beneficial ownership (within the meaning of Rule 13d‑3 of the Securities and Exchange Commission under the Securities Exchange Act of

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1934) of 20% or more of the outstanding shares of voting stock of Borrower (any such event being referred to herein as a “Change of Control”);

(i)    any Material Domestic Subsidiary shall terminate, breach, repudiate, or disavow its Guaranty or any part thereof or any event of the type specified in subsection (a) through (h) of this Section 13 shall occur with respect to any Material Domestic Subsidiary; or

(j)    Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.

14.    Remedies.

(a)    Non‑bankruptcy Defaults. When any Event of Default described in Section 13 has occurred and is continuing (other than those described in subsection (d) or (e) of Section 13 with respect to Borrower), Bank may, by notice to Borrower, take one or more of the following actions:

(i)    terminate the obligation of Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

(ii)    declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other obligations payable hereunder and under any other document executed between Borrower and Bank, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

(iii)    enforce any and all rights and remedies available to it under any other document executed between Borrower and Bank or under applicable law.

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(b)    Bankruptcy Defaults. When any Event of Default described in subsection (d) or (e) of Section 13 has occurred and is continuing with respect to Borrower, then the Note, including both principal and interest, and all fees, charges and other obligations payable hereunder and thereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, Bank may exercise any and all remedies available to it under any other document executed between Borrower and Bank or applicable law.

No delay by Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Bank may at any time hereafter following the occurrence and during the continuation of any Event of Default, without notice, appropriate and apply toward the payment of the outstanding balance of this Note, if not paid when due, or toward the payment of outstanding sums then due to Bank under the Term Loan Facility Letter, any indebtedness of Bank to Borrower howsoever created or arising, including, without limitation, any and all balances, credits, deposits, accounts or monies of Borrower.

Borrower agrees to pay on demand the reasonable costs and expenses of Bank in connection with the negotiation, preparation, execution and delivery of this Term Loan Facility Letter and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for Bank with respect to all of the foregoing, with such fees and expenses of counsel for Bank incurred in connection with the initial closing of this Term Loan Facility Letter not to exceed $20,000 (whether or not the transactions contemplated hereby are consummated). Borrower further agrees to pay to Bank or any other holder of the Note all costs and expenses (including court costs and reasonable attorneys’ fees), if any, incurred or paid by Bank or any other holder of the Note in connection with any Default or Event of Default or in connection with the enforcement of this Term Loan Facility Letter or any other instrument or document delivered hereunder or thereunder (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower or any guarantor). Borrower further agrees to indemnify Bank and any other holder of the Note, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to this Facility Letter or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Term Loan Facility Letter by, the party claiming indemnification. Borrower, upon demand by Bank at any time, shall reimburse Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due

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to the gross negligence or willful misconduct of the party to be indemnified. The obligations of Borrower under this Section shall survive the termination of this Term Loan Facility Letter.

Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by fax transmission or electronic mail transmission) and shall be given to the relevant party at its address or fax number or electronic mail address set forth below, or such other address or fax number or electronic mail address as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by fax transmission, electronic mail transmission or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to Borrower at: Werner Enterprises, Inc. 14507 Frontier Road Omaha, Nebraska 68138 Attention: John J. Steele Telephone: (402) 894‑3036 Fax: (402) 894‑3990 Email: steele@werner.com	to Bank at: BMO Harris Bank N.A. 115 South LaSalle Street Chicago, Illinois 6060 Attention: Isabella Battist Telephone: (312) 461‑558 Fax: (312) 293‑404 Email: isabella.battista @bmo.co

Werner Enterprises, Inc.	BMO Harris Bank N.A.
14507 Frontier Road	115 South LaSalle Street
Omaha, Nebraska 68138	Chicago, Illinois 60603
Attention: John Steele	Attention: Isabella Battista
Telephone: (402) 894-3036	Telephone: (312) 461-5583
Fax: (402) 894-3990	Fax: (312) 293-4044
Email: steele@werner.com	Email: isabella.battista@bmo.com

with a copy to:

Werner Enterprises, Inc.
14507 Frontier Road
Omaha, Nebraska 68138
Attention: General Counsel

Each such notice, request or other communication shall be effective (i) if given by fax transmission, when such fax is transmitted to the fax number specified in this Section and a confirmation of such fax has been received by the sender, (ii) if given by electronic mail transmission, when such electronic mail is transmitted to the electronic mail address specified in this Section and a confirmation of such electronic mail has been received by the sender from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement), (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 5 or Section 6 hereof shall be effective only upon receipt.

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Borrower hereby authorizes Bank and any other holder of the Note to disclose confidential information relating to the financial condition or operations of Borrower (i) to any affiliate of Bank or any such holder, (ii) to any purchaser or prospective purchaser of an interest in the Term Loan or other obligation of Borrower hereunder with notice thereof to Borrower (provided no such notice shall be required if the purchaser or prospective purchaser is an affiliate of Bank), (iii) to legal counsel, accountants, and other professional advisors to Bank or any holder, (iv) to regulatory officials, (v) as requested or required by law, regulation, or legal process, or (vi) in connection with any legal proceeding to which Bank or any other such holder is a party. In the event that Bank or such holder receives any subpoena, order or request concerning any confidential information relating to the financial condition or operations of Borrower, Bank or the relevant holder will, except as prohibited by law or to the extent not practicable, (a) promptly notify Borrower thereof, and (b) if disclosure is required or deemed advisable, reasonably cooperate with Borrower in any reasonable attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the confidential information (and, if in the absence of a protective order Bank is nonetheless required to disclose any confidential information in the reasonable opinion of its legal counsel, Bank may disclose such information without liability hereunder), provided Borrower agrees that Bank shall be entitled to reimbursement for its reasonable expenses, including the fees and expense of its counsel, in connection with action taken pursuant to this paragraph.

This Term Loan Facility Letter shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Bank and the benefit of its successors and assigns, including any subsequent holder of the Note or other obligations hereunder. Borrower understands and agrees that this facility is not assignable by Borrower. Bank reserves the right to sell assignments and participations in this Term Loan Facility Letter and the credit facility set forth herein.

We trust that the foregoing adequately sets forth the terms and conditions with respect to this facility. If you are in agreement with the above, please execute and return the enclosed note and a copy of this Term Loan Facility Letter. This facility shall be effective when you have signed and returned both of such items to us. The offer to establish a facility which is evidenced by Bank’s delivery of a copy of this letter to Borrower will expire June 30, 2021, unless on or prior to such time Bank shall have received (a) the upfront fee called for by Section 10 of this Term Loan Facility Letter, (b) a pay proceeds letter in form and substance reasonably acceptable to Bank, and (c) a copy of this letter and the Note signed by Borrower accompanied by an amendment to the Revolving Line Facility Letter signed by Borrower and Bank and satisfactory corporate resolutions, incumbency certificates, good standing certificates, and opinion letter from Borrower’s counsel, each in form and substance acceptable to Bank.

Werner Enterprises, Inc.

This Term Loan Facility Letter may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same agreement. This Term Loan Facility Letter and the Note constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. This Term Loan Facility Letter and the Note and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Term Loan Facility Letter or the transactions contemplated hereby or thereby. Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Borrower and Bank hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Term Loan Facility Letter, the Note, or the transactions contemplated hereby or thereby.

Bank hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.
[Signature Page to Follow]

Werner Enterprises, Inc.

This Term Loan Facility Letter is entered into as of the date and year first above written.

Sincerely,

BMO Harris Bank N.A.
By /s/ Kenneth J. Kramer
Name Kenneth J. Kramer
Title Managing Director

Acknowledged and Agreed as of June 30, 2021.

Werner Enterprises, Inc.

By /s/ Derek J. Leathers
Derek J. Leathers, Chairman, President &
Chief Executive Officer

By /s/ John J. Steele
John J. Steele, Executive Vice President,
Treasurer & Chief Financial Officer

Exhibit A

Promissory Note

USD $100,000,000.00 Dated: June 30, 2021

Werner Enterprises, Inc., a Nebraska corporation (the “Borrower”), for value received, promises to pay to BMO Harris Bank N.A. (the “Bank”), or its registered assigns, in lawful money of the United States at the principal office of Bank in Chicago, Illinois, or as Bank may otherwise direct, the lesser of the principal sum of One Hundred Million United States Dollars or, if less, the principal amount outstanding under the Term Loan Facility Letter (as hereinafter defined), with interest on the principal amount outstanding hereunder as set forth in the Term Loan Facility Letter.

This Promissory Note (this “Note”) evidences the Term Loan made under that certain Facility Letter dated as of June 30, 2021, between Borrower and Bank (as the same may be amended, modified, or restated from time to time, the “Term Loan Facility Letter”); and this Note and the holder hereof are entitled to all the benefits provided for under the Term Loan Facility Letter, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments may be required to be made hereon, all in the events, on the terms, and with the effects provided in the Term Loan Facility Letter. The undersigned hereby waives presentment and notice of dishonor. The undersigned agrees to pay to the holder hereof all expenses incurred or paid by such holder, including reasonable attorneys’ fees and court costs, in connection with the collection of this Note.

This Note shall be governed by the Internal Law (and not the Law of Conflicts) of the State of Illinois. Borrower and Bank each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Note or the relationship established hereunder.

[Signature Page to Follow]

This Promissory Note is dated as of the date and year first above written.

Werner Enterprises, Inc.

By /s/ Derek J. Leathers
Derek J. Leathers, Chairman, President &
Chief Executive Officer

By /s/ John J. Steele
John J. Steele, Executive Vice President,
Treasurer & Chief Financial Officer